EXHIBIT 99

Contact: David W. Sharp
(713) 361-2630

For immediate release

Horizon Offshore, Inc. Announces
Pricing of 3,000,000 Share Offering

HOUSTON, March 28, 2002 -- Horizon Offshore, Inc. (Nasdaq: HOFF) announced today the pricing of a public offering of 3,000,000 shares of common stock sold through Raymond James & Associates, Inc. as sole underwriter. All of the shares were offered by Horizon, with net proceeds after expenses of approximately $30.8 million. The company will use the proceeds of the offering to repay indebtedness under its revolving credit facilities and for general working capital purposes.

            Horizon Offshore, Inc. provides marine construction services to the offshore oil and gas industry. The company's fleet provides pipeline installation services, pipebury, hook-up and subsea tie-in operations, and the installation and/or abandonment of production platforms and other marine structures.

            This offering was made under Horizon's shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which offer, solicitation or sale would be unlawful prior to registration or qualification under the security laws of any such state.

            This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: industry conditions and volatility; prices of oil and gas; the company's ability to obtain and the timing of new projects; changes in competitive factors and other material factors that are described from time to time in the company's filing with the Securities and Exchange Commission. Actual events,

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Horizon Offshore, Inc., March 28, 2002 – Page 2

circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

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